Fourth Amended and Restated

Sub-advisory Agreement

between

American Realty Capital II Advisors, LLC

and

Phillips Edison NTR LLC

February 4, 2013

17.4 Construction	22
17.5 Entire Agreement	22
17.6 Waiver	23
17.7 Gender	23
17.8 Titles Not to Affect Interpretation	23
17.9 Counterparts	23

Fourth Amended and Restated Sub-advisory Agreement

This Fourth Amended and Restated Sub-advisory Agreement, dated as of February 4, 2013 (this “Agreement”), is between, American Realty Capital II Advisors, LLC, a Delaware limited liability company (the “Advisor”) and Phillips Edison NTR LLC (formerly known as Phillips Edison & Company SubAdvisor LLC), a Delaware limited liability company (the “Sub-advisor”).

W I T N E S S E T H

WHEREAS, the parties entered into that certain Sub-advisory Agreement dated as of January 11, 2010;

WHEREAS, the parties entered into that certain First Amended and Restated Sub-advisory Agreement dated as of July 1, 2010;

WHEREAS, the parties entered into that certain Second Amended and Restated Sub-advisory Agreement dated as of September 17, 2010;

WHEREAS, the parties entered into that certain Third Amended and Restated Sub-advisory Agreement dated as of September 20, 2011 (the “Amended Agreement”);

WHEREAS, the parties have agreed to make certain amendments and desire to amend and restate the Amended Agreement;

WHEREAS, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”) has appointed the Advisor as its advisor pursuant to the Amended and Restated Advisory Agreement between the Company, Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Partnership”) and the Advisor, dated as of even date herewith (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Advisory Agreement”);

WHEREAS, the Advisor desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Sub-advisor and to have the Sub-advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Advisor, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Sub-advisor is willing to undertake such duties and responsibilities, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree that the Amended Agreement hereby is amended and restated to read in its entirety as follows:

                                                                                                                                                                       Article 1

Definitions

Capitalized and other terms that are defined in the Advisory Agreement but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Advisory Agreement, a copy of which is attached hereto as Appendix A.

The following defined terms used in this Agreement shall have the meanings specified below:

“Advisor” has the meaning set forth at the head of this Agreement.

“Advisory Agreement” has the meaning set forth in the recitals.

“Affiliate” has the meaning set forth in the Advisory Agreement.  For the avoidance of doubt, none of the Company, the Sub-advisor, any subsidiary of the Company, any subsidiary of the Sub-advisor and any other Person controlled by, controlling or under common control with Phillips Edison Limited Partnership shall be an Affiliate of the Advisor.

“Agreement” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the recitals hereto.

“Dealer Manager” means Realty Capital Services, LLC, a Delaware limited liability company, in its capacity as dealer manager pursuant to the Dealer Manager Agreement.

“Dealer Manager Agreement” means that dealer manager agreement, dated as of even date herewith, between the Company and the Dealer Manager, providing for the distribution of the Shares.

“Effective Date” means the initial Effective Date (as defined in the Dealer Manager Agreement).

“Fund IV” means Phillips Edison Shopping Center Fund IV, L.P.

“Immediate Family Member” means, with respect to a Key Person:  (i) any of such Key Person’s parents and siblings, spouse and descendants and any of the spouses of such descendants (collectively, the “Individual Group”); (ii) any trust, the beneficiaries of which consist exclusively of one or more members of the Individual Group (collectively, the “Family Trusts”); and (iii) any entity which is controlled by, directly or indirectly, one or more members of the Individual Group and/or one or more of the Family Trusts.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Key Person” means (i) with respect to the Advisor, each of William Kahane and Nicholas Schorsch and his heirs, legal representatives and executors, and (ii) with respect to the Sub-advisor, each of Michael C. Phillips and Jeffrey S. Edison and his heirs, legal representatives and executors.

“Offering Period” has the meaning set forth in the Dealer Manager Agreement.

“Partnership” means Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 4, 2013, among the Company, Phillips Edison Shopping Center OP GP LLC, the Advisor, and PE – ARC Special Limited Partner LLC, as the same may be amended from time to time.

“Party” or “Parties” refer to the Advisor or the Sub-advisor or both, as the case may be.

“Prospectus” has the meaning set forth in the Dealer Manager Agreement.

“Reference Date” means the first date the Company breaks escrow on stockholder subscriptions in the Initial Public Offering.

“Sub-advisor” has the meaning set forth at the head of this Agreement.

“Transfer Restriction Period” means, with respect to the Sub-advisor, the Offering Period plus 12 months, and with respect to the Advisor, the Offering Period plus six months.

                                                                                                                                                               Article 2

Appointment

The Advisor, pursuant to its authority to delegate all of its rights and powers to manage and control the business and affairs of the Company to the Sub-advisor pursuant to Section 4.1 of the Advisory Agreement, hereby appoints the Sub-advisor to serve as the Sub-advisor for the Company.  The Sub-advisor hereby accepts such appointment.  The Advisor delegates, and the Sub-advisor agrees to perform, all the duties of the Advisor set forth in the Advisory Agreement, all on the terms and subject to the conditions set forth in this Agreement.

                                                                                                                                                                         Article 3

Duties of the Sub-advisor

Under the Advisory Agreement, the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets.  Consistent with Article 2 hereof, the Sub-advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.  Subject to the limitations set forth in this Agreement and the Advisory Agreement, including Article 4 of the Advisory Agreement, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Sub-advisor shall, either directly or by engaging an Affiliate or third party, perform the duties set forth in Article 3 of the Advisory Agreement (a copy of which is attached hereto as Appendix A), which duties are incorporated herein by reference as if fully set forth herein.

                                                                                                                                                                         Article 4

Authority and Certain Activities of Sub-advisor

The Sub-advisor shall have the authority set forth in Article 4 of the Advisory Agreement, shall have the authority to establish and maintain bank accounts as set forth in Article 5 of the Advisory Agreement, shall maintain books and records for the Company as set forth in Article 6 of the Advisory Agreement, and shall abide by the limitations of Article 7 of the Advisory Agreement, all of which (i.e., Articles 4 through 7 of the Advisory Agreement) are incorporated herein by reference as if fully set forth herein.

                                                                                                                                                                         Article 5

Assignment of Payments

As compensation for the services provided pursuant to this Agreement, Advisor hereby assigns payments as follows:

5.1              Acquisition Fees.  The Advisor hereby assigns its right to receive direct payment from the Company or from any Joint Venture of 85% of all Acquisition Fees payable pursuant to the applicable advisory agreement between the Advisor and the Company or the Joint Venture.  The Advisor will submit an invoice to the Company or the Joint Venture, which the Sub-advisor shall prepare, following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee.  The portion of the Acquisition Fee payable to each of the Advisor and Sub-advisor then will be paid by the Company or the Joint Venture at the closing of the applicable transaction upon receipt of the invoice by the Company or the Joint Venture as provided in the applicable advisory agreement.

5.2              Asset Management Fee.  The Advisor hereby assigns its right to receive direct payment from the Company or from any Joint Venture of 85% of all Asset Management Fees payable pursuant to the applicable advisory agreement between the Advisor and the Company or the Joint Venture.  The Advisor will submit a quarterly invoice to the Company or the Joint Venture, which the Sub-advisor shall prepare and which shall include a computation of the Asset Management Fee for the applicable period.  The Asset Management Fee shall be payable by the Company or Joint Venture as provided in the applicable advisory agreement.

5.3              Disposition Fees.  The Advisor hereby assigns its right to receive direct payment from the Company or from any Joint Venture of 85% of all Disposition Fees payable pursuant to the applicable advisory agreement between the Advisor and the Company or the Joint Venture; provided, however, that if the receipt by the Advisor of all or any part of a Disposition Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Disposition Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor.  The portion of the Disposition Fee payable to each of the Advisor and the Sub-advisor shall be paid by the Company or the Joint Venture as provided in the applicable advisory agreement.

5.4              Financing Fee.  The Advisor hereby assigns its right to receive direct payment from the Company or from any Joint Venture of 85% of all Financing Fees payable to the Advisor pursuant to the applicable advisory agreement between the Advisor and the Company or the Joint Venture; provided, however, that if the receipt by the Advisor of a Financing Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Financing Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor.

5.5              Subordinated Participation Interests.  The Advisor hereby agrees to assign to the Sub-advisor 85% of the Subordinated Participation Interests it periodically receives from the Partnership pursuant to the Advisory Agreement and pursuant to the terms and conditions contained in the Partnership Agreement.

5.6              Expense Reimbursements.  Subject to Article 6 of this Agreement and Article 9 of the Advisory Agreement, the Advisor hereby assigns its right to receive direct payment from the Company or any Joint Venture of expense reimbursements the Sub-advisor incurs on behalf of the Company or in connection with the services the Sub-advisor provides to the Company pursuant to this Agreement.

                                                                                                                                                                         Article 6

Allocation of Expense Reimbursements

6.1              Organization and Offering Expense Reimbursements.  All Organization and Offering Expense reimbursements will be apportioned between the Advisor and Sub-advisor pro rata based on the amount of such Organization and Offering Expenses reimbursements due each as of the date of the reimbursement.

(A)             It is understood and agreed that the Company shall be under no obligation to reimburse the Advisor or Sub-advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) to exceed 1.5% of Gross Proceeds raised in a Public Offering as of the termination of such Public Offering; and

(B)              Within 60 days after the end of the month in which a Public Offering terminates, the Sub-advisor shall reimburse the Advisor, to the extent the Advisor was not reimbursed or had an obligation to reimburse the Company (and did so reimburse the Company), for Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) exceeding 1.5% of Gross Proceeds raised in a Public Offering.

(C)              The Company shall not reimburse the Advisor or Sub-advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(D)             The Company shall not make any reimbursement for any of the following Organization and Offering Expenses incurred by the Dealer Manager that are to be paid out of the Dealer Manager’s fee:

(1)               participating broker-dealer expense reimbursements (including meals with financial advisors and participating broker-dealer client seminars);

(2)               sales seminars sponsored by participating broker-dealers;

(3)               promotional items;

(4)               marketing support;

(5)               expenses in connection with bona fide training and educational meetings;

(6)               wholesaling commissions, wholesaling salaries and wholesaling expense reimbursements (including travel, meals and lodging in connection with the Offering);

(7)               occasional meals and entertainment expenses of participating broker-dealers; and

(8)               legal fees and expenses of the Dealer Manager associated with FINRA-related filings or the drafting and review of any dealer manager agreements, participating broker-dealer agreements and due diligence agreements.

6.2              All Other Expense Reimbursements.  All other expense reimbursements will be apportioned between the Advisor and Sub-advisor pro rata based on the amount of such expense reimbursements due each as of the date of the reimbursement.

                                                                                                                                                                         Article 7

Voting Agreements

7.1              Election of Directors.  The Advisor and Sub-advisor each agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Advisor’s nominee for the Board and the Sub-advisor’s nominees for the Board.  As of the date hereof, the Advisor’s nominee for the Board is William M. Kahane, and the Sub-advisor’s nominees are Jeffrey S. Edison and Michael C. Phillips.

7.2              Other Voting of Shares.  The Advisor and Sub-advisor each agrees that, with respect to any Shares now or hereinafter owned by it, neither will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor; (ii) the removal of the Sub-advisor or any Affiliate of the Sub-advisor; (iii) any transaction between the Company and the Advisor or any of its Affiliates; or (iv) any transaction between the Company and the Sub-advisor or any of its Affiliates.  This voting restriction shall survive until such time that the Advisor is no longer serving as such.

7.3              Major Decisions.

(A)             Subject to Sections 7.3(C) and 7.3(D)  with respect to the Company, all major decisions of the Company set forth below in clauses (A)(1) through (A)(6)  (“Major Decisions”) shall be subject to the Company’s Articles of Incorporation and joint approval by the Advisor and Sub-advisor.  For the avoidance of doubt, Major Decisions specifically exclude any decisions regarding the day-to-day operations of the Company, the decision-making authority for which has been delegated to the Sub-advisor pursuant to this Agreement.  Major Decisions shall consist of the following:

(1)               Decisions to recommend to the Board of Directors that the Company acquire or sell Properties, Loans and other Permitted Investments;

(2)               Retention of investment banks for the Company;

(3)               Marketing methods for the Company’s sale of Shares;

(4)               Extending, initiating or terminating the Initial Public Offering or any subsequent Offering of the Shares;

(5)               Issuing press releases involving the major decisions of the Company or the Advisor or Sub-advisor or their Affiliates with respect to the business or operations of the Company; provided, that the Sub-advisor need not obtain consent to any press releases regarding acquisitions or dispositions of Properties, Loans or other Permitted Investments; and provided  further, however, that notwithstanding the immediately preceding proviso, any mention of the Advisor or its Affiliates in such press releases regarding acquisitions or dispositions shall be pre-approved by the Advisor; and

(6)               Merging or otherwise engaging in any change of control transaction for the Company.

(B)              Notwithstanding anything in this Agreement to the contrary, if the Parties do not agree to any action constituting a Major Decision that is described in any of clauses (A)(2) through (A)(6)  above and that has been proposed by either Party, the Parties shall meet (in person or by phone) to discuss the issue in dispute in good faith over the five-business day period beginning with the delivery of notice of the proposed action to the other Party.

(C)              Notwithstanding anything in this Agreement to the contrary, with respect to Major Decisions described in clause (A)(1) above (but subject to Section 7.3(D)), (1) joint approval shall not be required, (2) the Sub-advisor and the Advisor shall discuss the proposed transaction (either in person or by phone) prior to either Party making any recommendation of the proposed transaction to the Board of Directors, and (3) the Sub-advisor and the Advisor shall each give due consideration to the opinions of the other Party.  Ordinarily, such discussions shall begin at least five business days before a recommendation is made to the Board of Directors; however, if in the sole discretion of the Sub-advisor it is in the best interest of the Company to make a recommendation to the Board of Directors more promptly, then the Sub-advisor may do so.  In the event the Parties do not agree as to whether to recommend the proposed transaction to the Board of Directors, the Sub-advisor’s decision shall govern.

(D)             Notwithstanding the provisions of this Section 7.3 or any other provision in this Agreement to the contrary, in all events, including Major Decisions, the Company will be managed under the direction of the Board of Directors.

(E)              Notwithstanding anything in this Agreement to the contrary (but subject to Section 7.3(D)), the Sub-advisor shall have sole authority to act on behalf of the Company regarding amending the Advisory Agreement.

                                                                                                                                                                         Article 8

Relationship of Sub-advisor and Advisor and their Affiliates;
Other Activities of the Advisor and Sub-advisor

8.1              Relationship.  The Advisor and the Sub-advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 8.4, nothing herein contained shall prevent the Advisor or Sub-advisor from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or Sub-advisor, respectively, or any of their Affiliates.  Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of the Advisor or Sub-advisor or their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person.  The Sub-advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service.  Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor or the Sub-advisor may be engaged to provide advice and service to such Persons, in which case, the Advisor or the Sub-advisor, as applicable, will earn fees for rendering such advice and service.  Each of the Advisor and the Sub-advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to the Company and its obligations to or its interest in any other Persons (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 8.4(A) are deemed to have been disclosed to the Board for purposes of this Section 8.1).

8.2              Time Commitment.  The Sub-advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement.  Each Party acknowledges that the other Party and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

8.3              Advisor and Sub-advisor Meetings.  The Parties shall meet on a regular basis (frequency to be determined) to discuss and consult with one another regarding the Company and its assets and opportunities.  Advisor and Sub-advisor shall cause their respective principals to meet (in person or by phone) with representatives of each other upon the request of either Party.  The Parties will provide each other information regarding the operations and acquisitions of the Company as reasonably requested by the other.  Each of Advisor and Sub-advisor shall have direct access to the books and records of the Company and of each attorney, accountant, servicer and other contracting party of the Company (except to the extent such attorney represents either Party with respect to this Agreement).

8.4              Investment Opportunities and Allocation.

(A)             The Sub-advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company.  So long as the Advisor is acting in its capacity as advisor under the Advisory Agreement, each of the Advisor and the Sub-advisor will not (and will cause its Affiliates to not) (i) pursue any opportunity to acquire any Property, Loan or other Permitted Investment that fits within the Company’s strategy, or (ii) offer such Property, Loan or other Permitted Investment to a third party, in each case unless and until such opportunity is first presented to the Company.  The Company shall have 30 days from the date of its receipt of a complete written offering package relating to such opportunity, customary in scope and content, to notify the Advisor or the Sub-advisor, as the case may be, of the Company’s decision as to whether or not to pursue such opportunity.  If the Company fails so to notify the Advisor or the Sub-advisor, as the case may be, within such 30-day period, the Company shall be deemed to have passed on such opportunity.  If the Company passes on such opportunity, then the Advisor, Sub-advisor or such Affiliate, as the case may be, may acquire the subject investment or offer the subject investment to a third party for a period of 180 days, in each case on terms and conditions (including price) that are not materially different from the terms and conditions set forth in the offering package to the Company.  If at the expiration of such 180-day period, such opportunity remains available, then the provisions of this Section 8.4(A) shall once again apply to such opportunity.

Notwithstanding the preceding, however, the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity or to offer any opportunity to a third party in respect of (1) any net leased retail, office and industrial properties or other property consistent with the investment policies of American Reality Capital Trust, Inc., (2) any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc., or (3) any investments to be made by a contemplated non-traded REIT (the “Identified REIT”) that the Advisor or any of its Affiliates has described as (a) intending to invest primarily in “power center” real estate developments, (b) being sponsored or co-sponsored by ARC (or one of its Affiliates), the acquisition services for which will be provided by an international commercial and residential real estate developer and manager (or one of its Affiliates), and (c) being the subject of an executed letter of intent or term sheet between the Advisor (or one of its Affiliates) and such international commercial and residential real estate developer and manager (or one of its Affiliates), and which has or will have as its publicly disclosed (and not subsequently revised or required to be revised under applicable securities laws) investment objectives to have less than 20% of its assets (measured by purchase price) in anchored shopping centers with purchase prices of less than $20,000,000 per property (determined once the proceeds of the offering have been fully invested).

(B)              If Fund IV, Phillips Edison Shopping Center Fund III, L.P., Phillips Edison Strategic Investment Fund or Phillips Edison Limited Partnership presents an investment opportunity to the Company and discloses in writing that such entity is attempting to seek properties to qualify for tax deferred treatment under Section 1031 of the Code, then if the Company does not respond within 21 days, the Company shall be deemed to have passed on such investment opportunity.  For clarification, developing single tenant retail or commercial properties shall not be considered to fit within the Company’s strategy.

(C)              Notwithstanding the preceding, the restrictions in clauses (A) and (B)  will cease to be effective upon termination of the Offering Period or, if later, the time when all equity raised during the Offering Period has been substantially invested or committed to investment.

(D)             Except as provided in this Section 8.4, none of the Advisor and the Sub-advisor nor any of their respective Affiliates shall be obligated generally to present any particular investment opportunity to the Company.

8.5              Prospectus Guidance.  Sub-advisor has read and will abide by the Prospectus with respect to the Company’s investment objectives, targeted assets and investment restrictions, targeted markets, leverage, distribution policy, and investor profile except to the extent directed by the Board.

                                                                                                                                                                         Article 9

Dealer Manager

            The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into the Dealer Manager Agreement with the Dealer Manager on terms consistent with the “Plan of Distribution” section of the Prospectus.

                                                                                                                                                                      Article 10

The Phillips Edison and ARC Names

            The Parties acknowledge and reaffirm the rights and obligations set forth with respect to their proprietary interests in their respective names as set forth in Article 12 of the Advisory Agreement.

                                                                                                                                                                      Article 11

Other Agreements

11.1          Approval and Funding of Certain Organization and Offering Costs.

(A)             On or prior to the date hereof, the Advisor has prepared an initial Organization and Offering Expense budget for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager) for the period ending on the Effective Date, a copy of which is attached as Schedule I hereto (the “Initial O&O Budget”) and the Sub-advisor has reviewed and approved the Initial O&O Budget.  On or before the Effective Date, the Advisor or its Affiliates will prepare and present to the Sub-advisor for its review and approval the proposed Organization and Offering Expense budget for the one-year period following the Effective Date for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager).  Thereafter, on or before the 30th day preceding the annual anniversary of the Effective Date, the Advisor or its Affiliates will prepare and present to the Sub-advisor for its review and approval the proposed Organization and Offering Expense budget for the following one-year period for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager).  Each of (1) the Initial O&O Budget, and (2) each such other Organization and Offering Expense budget for the time period specified therein once approved by the Sub-advisor, shall be referred to herein as an “Approved O&O Budget”.   It is understood and agreed that neither the Initial O&O Budget nor any other Approved O&O Budget shall cover or refer to selling commissions or the Dealer Manager Fee payable pursuant to the Dealer Manager Agreement.

(B)              Each Approved O&O Budget may contain contingencies for expenditure items anticipated in good faith by the Advisor and its Affiliates, but the precise amounts of which are unknown at the time of preparation and submission thereof to the Sub-advisor for approval.  Within 30 days after each proposed Organization and Offering Expense budget is submitted to it, the Sub-advisor shall notify the Advisor in writing (1) that it approves the proposed budget or (2) of the revisions it reasonably believes should be made to such proposed budget.  If the Sub-advisor fails to respond within such 30-day period, the Sub-advisor shall be deemed to have approved the proposed budget and such proposed budget shall become the Approved O&O Budget for the time periods specified therein.  If the Sub-advisor withholds its approval of any proposed budget, then the Parties shall negotiate a mutually acceptable Organization and Offering Expense budget for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager).  For the avoidance of doubt, this Section 11.1(B) shall not apply to the Initial O&O Budget.

(C)              Notwithstanding anything to the contrary contained herein or in any other agreement, the Advisor shall ensure that it and its Affiliates shall not make any expenditure of Company funds or of funds for which reimbursement is sought from the Company or Sub-advisor, or commit to make any such expenditure, except as provided for in an Approved O&O Budget; provided, however, with respect to any line item in an Approved O&O Budget, the Advisor and its Affiliates may incur up to 115% of the amount budgeted therefor; provided  further, however, with respect to any line item in an Approved O&O Budget, the Advisor and its Affiliates may incur in excess of 115% of the amount budgeted therefor with the approval of the Sub-advisor.

(D)             The Advisor and Sub-advisor have caused their Affiliates to fund $75,000 and $425,000, respectively, into their respective bank accounts, and Advisor and Sub-advisor will bear the initial $500,000 of Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) in the ratio of 15% to 85%, respectively.  After such initial $500,000 of Organization and Offering Expenses have been borne as aforesaid, Sub-advisor will fund 100% of all Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees set forth in detailed and itemized invoices).

11.2          Property Level Agreements.  The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into a Master Property Management, Leasing, and Construction Management Agreement with an Affiliate of the Sub-advisor consistent with the description of the same in the Prospectus.  Advisor shall have the right to review and comment upon such master agreement, and to approve such master agreement (such approval not to be unreasonably withheld), prior to submission to the Board.

Advisor agrees that it shall have no right in the fees generated pursuant to such master agreement.

11.3          Advisor, Advisory Agreement and Dealings with Company.

(A)             Advisor agrees to inform and make Sub-advisor a party to all negotiations between Advisor and the Company regarding any proposed amendment of the Advisory Agreement.  No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-advisor without the Sub-advisor’s consent and signature.

(B)              Advisor agrees to allow Sub-advisor to present and recommend to the Company all investment opportunities recommended by Sub-advisor.

11.4          Initial Capital Contribution.  Sub-advisor acknowledges that it contributed an amount equal to $200,000 to the capital of the Company on December 3, 2009.  Sub-advisor agrees to purchase or to cause an Affiliate to purchase, on a monthly basis, sufficient Shares sold in the Initial Public Offering during each month following the Reference Date such that the total Shares owned by Sub-advisor and its Affiliates is at least equal to 0.1% of the Shares outstanding at the end of the immediately preceding month (ignoring for purposes of calculating the outstanding number of Shares at the end of a month any Shares issued after the Reference Date but outside of the Initial Public Offering, such as Shares issued pursuant to an executive compensation plan or upon exchange of Partnership securities).  The Shares to be purchased pursuant to this obligation shall be at a purchase price of $9.00 per Share.

                                                                                                                                                                      Article 12

Certain Transfers

12.1          Transfers.  The Parties have selected one another based on the experience and personnel of each other and their Affiliates.  Accordingly, each Party agrees that it is mutually desirable to restrict changes in ownership of each Party.  Each Party agrees to amend, to the extent necessary, its governing documents to restrict transferability of any direct or indirect interest in such Party by such Party’s Key Persons unless both Parties jointly agree as otherwise permitted by this Article 12; provided, however, that any transfer of an interest in either Party by any of such Party’s Key Persons, by any entity controlled by a Key Person of such Party or by any Immediate Family Member of a Key Person of such Party shall be permitted without any approval so long as (i) the transferee of such interest is an Immediate Family Member of a Key Person of such Party, and (ii) one or more of the Key Persons of such Party retain management and voting control over such interest held by such transferee at all times after the applicable transfer occurs.

12.2          Prohibited Transfers.

(A)             Except for Permitted Transfers and other transfers made in accordance with, and as permitted by, this Agreement, neither Party (1) will allow any direct or indirect transfer of interests therein by its applicable Key Persons, and (2) will directly or indirectly transfer any part of its direct or indirect ownership interest in the Company (if any), whether in each such case voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment without the prior approval of the other Party.

(B)              “Permitted Transfer” (for which no approval by the other Party shall be required) means either of the following:

(1)               any transfer of all or any portion of the direct or indirect interest in the Company held by a Party (if any) to any Affiliate of such Party; provided, however, that in each such case the transferee executes an instrument agreeing to be bound by the provisions of this Agreement to the extent applicable to the transferor; and

(2)               any transfer of all or any portion of the direct or indirect interest in a Party held, directly or indirectly, by such Party’s Key Persons or Immediate Family Members; provided, however, that either (a) either or both of such Party’s Key Persons remain involved with the material decision-making and actions of such Party for the applicable Transfer Restriction Period (for the sake of clarity, after  the applicable Transfer Restriction Period, each Party is permitted to allow the effecting of a transfer of all or any portion of the direct or indirect interest in such Party without regard to the continued involvement of such Party’s Key Persons) or (b) in the case of the Advisor, the transfer occurs after the Offering Period and the applicable transferee agrees to cede any decision-making and governance authority relating to the Company (including making Major Decisions) to the Sub-advisor.

                                                                                                                                                                      Article 13

Representations, Warranties, and Agreements

13.1          The Advisor and the Sub-advisor each hereby represents and warrants to, and agrees with, the other as follows:

(A)             Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B)              Such Party has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

(C)              This Agreement has been duly authorized, executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

(D)             The execution and delivery of this Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E)              Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Agreement or the obligations of the Company under any agreement to which any of them is a party;

(F)               To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G)             Such Party recognizes that DLA Piper LLP (US) is representing and in the future may represent the Sub-advisor, its Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein.  The Advisor hereby waives all conflicts of interest regarding DLA Piper with respect thereto and hereby waives all rights to disqualify DLA Piper from representing the Sub-advisor, its Affiliates, and the Company in any matter at any time;

(H)             Such Party recognizes that Proskauer Rose LLP is representing and in the future may represent the Advisor, the Dealer Manager, their Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein.  The Sub-advisor hereby waives all conflicts of interest regarding Proskauer Rose LLP with respect thereto and hereby waives all rights to disqualify Proskauer Rose LLP from representing the Advisor, the Dealer Manager, their Affiliates and the Company in any matter at any time;

(I)                Except as specifically provided in this Agreement, such Party is not relying upon the other Party, the Company or their respective Affiliates or advisors, in connection with any of the matters referred to in this Agreement, including any projections, information, due diligence, representations or warranties (express or implied, oral or written), statements or other matters concerning the Company, the other Party, or otherwise, and each Party hereby confirms that it has conducted an independent investigation of the facts regarding the same (or has chosen not to do so at such Party’s peril);

(J)                The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another Person in connection with the Company or the other matters referred to in this Agreement;

(K)             Such Party is aware that the other Party and/or Affiliates of such other Party now and in the future shall be, and in the past have been, engaged in businesses which are competitive with that of the Company.  Each of the Parties hereby acknowledges and agrees that the Parties’ obligations with respect to all future activities which are in competition with the Company are as set forth in Article 8;

(L)              Such Party is aware that compensation and reimbursements may be payable to Affiliates of the Parties by the Company, as addressed in this Agreement, the Advisory Agreement and the Dealer Manager Agreement;

(M)            No Party is required to cause the controlling persons of such Party to devote any specific portion of their time to Company business other than as necessary to fulfill such Parties’ obligations under this Agreement and the Advisory Agreement, as the case may be, and such controlling persons are expected to spend substantial amounts of their time on activities that are unrelated to the Company;

(N)             Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article 13 in entering into this Agreement;

(O)             Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Agreement;

(P)               Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement and the Advisory Agreement; and

(Q)             None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

13.2          The Sub-advisor hereby represents and warrants to, and agrees with, the Advisor as follows:

(A)             The staff and employees of the Sub-advisor and its Affiliates have the skills, knowledge of and expertise in property selection, acquisitions/development, financing, asset and property management, and dispositions as to perform their respective duties and obligations hereunder; and

(B)              The Sub-advisor is sophisticated in real estate and securities transactions, has been granted access to such financial and other material information concerning the Company, the other Party and the other Party’s Affiliates, and their respective current and anticipated operations and such due diligence materials as it deems necessary or advisable, as it has requested or may require in connection with its investment (including an advance of expenses that may be reimbursed) in the Company, is able, either directly or through its agents and representatives, to evaluate such information and any due diligence materials provided or made available to it from time to time hereunder, and is able to bear the financial risk of loss presented by an investment in the Company, particularly in light of the risks that would be disclosed by a detailed analysis thereof (its access to which, to the full extent any Party has requested, hereby is confirmed by each Party);

                                                                                                                                                                      Article 14

Term And Termination of the Agreement

14.1          Term.  This Agreement shall have an initial term of one year from the date hereof and shall be renewed for an unlimited number of successive one-year terms upon renewal of the Advisory Agreement.  This Agreement shall be co-terminus with the Advisory Agreement.

14.2          Termination.  Subject to last sentence of Section 14.1:

(A)             This Agreement may be terminated (1) by the Advisor upon 60 days’ prior written notice by the Advisor to the Sub-advisor with approval of a majority of the Conflicts Committee, or (2) by the Sub-advisor upon 60 days’ prior written notice by the Sub-advisor to the Advisor;

(B)              This Agreement may be terminated by the Advisor, if the Sub-advisor materially breaches this Agreement; provided, however, that the Sub-

advisor shall have 30 calendar days after the receipt of notice of such breach from the Advisor to cure such breach;

(C)              This Agreement may be terminated by the Advisor, as a result of any fraud, criminal conduct, gross negligence or willful misconduct by Sub-advisor or any Affiliate thereof in any action or failure to act undertaken by such Person pertaining to or having a detrimental effect upon the ability of the Advisor or the Sub-advisor to perform their respective duties hereunder; provided, however, that the Sub-advisor does not cure any such act within 30 calendar days after the receipt of notice of such act (or at such later time as may be stated in the notice) from the Advisor; or

(D)             This Agreement may be terminated by either Party, if the other Party (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2)  consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the other Party or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;

(E)              This Agreement may be terminated by either Party, if:  (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the other Party, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the other Party or has taken possession of the other Party or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or

(F)               This Agreement may be terminated at any time within five years after the date hereof by the Advisor if both Michael C. Phillips and Jeffrey S. Edison cease to be actively involved in the management of the Sub-advisor.

14.3          Survival upon Termination.  Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.  The provisions of Articles 1, 5, 6, 10, 13, 14, 16, and 17  shall survive termination of this Agreement.

14.4          Payments on Termination and Survival of Certain Rights and Obligations.  After termination of this Agreement, the Sub-advisor shall have the rights to payment and the responsibilities as set forth in Section 13.3 of the Advisory Agreement.

                                                                                                                                                                      Article 15

Assignment

This Agreement may be assigned by the Sub-advisor (a) to an Affiliate with the consent of the Advisor, such consent not to be unreasonably withheld or delayed, provided that such Affiliate remains at all times thereafter an Affiliate of Phillips Edison Limited Partnership or (b) in a manner meeting the conditions of Section 12.2(B)(2).  This Agreement shall not be assigned by the Advisor without the consent of the Sub-advisor, except in the case of (i) an assignment by the Advisor to the Company whereby the Sub-advisor becomes the advisor to the Company or (ii) an assignment by the Advisor meeting the conditions of Section 12.2(B)(2).

                                                                                                                                                                      Article 16

Indemnification And Limitation Of Liability

The indemnification and limitation of liability provisions contained in the Advisory Agreement apply to both the Advisor and Sub-advisor.  Both Parties agree that neither will take any action inconsistent with such limitation of liability or indemnification provisions.

                                                                                                                                                                      Article 17

Miscellaneous

17.1          Notices.  Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the Parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 17.1), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such Party set forth herein.

To the Advisor:

American Realty Capital II Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention:  Nicholas S. Schorsch
                   Jesse Galloway

with a copy to (which shall not constitute Notice):

Proskauer Rose LLP
Eleven Times Square

New York, New York 10036
Attention: Peter M. Fass, Esq.
                  James P. Gerkis, Esq.
Telephone:  (212) 969-3000
Facsimile:  (212) 969-2900

To the Sub-advisor:

Phillips Edison NTR LLC
11501 Northlake Drive
Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)
4141 Parklake Drive , Suite 300
Raleigh, North Carolina 27612
Attention: Robert Bergdolt
Telephone: (919) 786-2002
Facsimile: (919) 786-2202

Either Party may at any time give Notice in writing to the other Party of a change in its address for the purposes of this Section 17.1.  Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

17.2          Modification.  This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both Parties hereto, or their respective successors or permitted assigns.

17.3          Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4          Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

17.5          Entire Agreement.  This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

17.6          Waiver.  Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

17.7          Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8          Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9          Counterparts.  This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank.

Signature page follows.]

           IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

American Realty Capital II Advisors, LLC By: /s/ William Kahane______________ William Kahane, President

Phillips Edison NTR LLC By: /s/ R. Mark Addy________________ R. Mark Addy, President

Schedule I

Initial O&O Budget

Phillips Edison – ARC Shopping Center REIT, Inc.

Estimated Issuer Costs

(Based on $1.5 billion offering)

Pre-Effective Period

Pre-Effective
Period
SEC Registration Fee	97,000
FINRA Filing Fee	75,500
Legal – Issuer	900,000
Legal – Managing BD (including FINRA)	200,000
Printing	150,000
Accounting	115,000
Blue Sky Expenses	50,000
Advertising and Sales Literature	500,000
Miscellaneous – Fulfillment
Seminars	250,000
Other 1 – Investor Relations and Transfer Agent and Fulfillment	175,500
Other 2 – Other Overhead Costs	202,000
Other 3 – Due Diligence	200,000

Total Issuer Costs for the Period	$2,915,000

Appendix A

Form of Advisory Agreement